                                                                   EXHIBIT 10.34



                              AMENDED AND RESTATED
                              EMPLOYMENT AGREEMENT


1.0      PARTIES AND DATE

         1.1 PARTIES. The parties to this employment agreement are Kitty Hawk, Inc. ("Kitty Hawk") and Richard Reid Wadsworth ("Wadsworth").

         1.2 DATE. This agreement is dated and effective as of June 12, 1996.

2.0      TERMS OF EMPLOYMENT

         2.1 PREVIOUS EMPLOYMENT. Wadsworth has been employed by Kitty Hawk, its predecessor, or one or more of its subsidiaries, under consulting, employment and compensation agreements (including that dated in October 1994, "previous employment agreements") for more than three years. This agreement supersedes all previous employment agreements and all modifications of them.

         2.2 RESPONSIBILITIES. Wadsworth shall be chief financial officer of Kitty Hawk, and president of Aircraft Leasing, Inc., and shall report to M. Tom Christopher ("Christopher") , Kitty Hawk's chief executive officer, and be subject to the direction of Kitty Hawk's board of directors, but he shall have authority commensurate with his responsibilities. Wadsworth is expected to continue to be involved in all of Kitty Hawk's business, and to play a major role in the success of the entire enterprise. Both Wadsworth and Kitty Hawk expect Wadsworth' responsibility, authority and compensation to be dynamic, and to be adjusted from time to time as determined by Kitty Hawk's board of directors and the compensation committee of the board of directors.

         2.3 ANNUAL COMPENSATION. Wadsworth' initial basic annual compensation ("basic annual compensation") under this agreement shall not be less than $110,000.00, payable in equal monthly installments, but his basic annual compensation may otherwise be adjusted from time to time. He will be entitled to the benefits of Kitty Hawk's Annual Incentive Compensation Plan as it is in effect from time to time, and he may be paid other bonus compensation from time to time based upon his performance and the success of the Kitty Hawk enterprise, all as determined by the compensation committee of the board of directors.

         2.4 STOCK OPTIONS. Kitty Hawk grants to Wadsworth the stock options under and in accordance with the Stock Option Agreement ("new option agreement") dated and effective as of June 12, 1996, a copy of which is attached and incorporated as Exhibit A. Wadsworth waives and relinquishes all rights of any kind to non-qualified stock options and stock loans under the previous employment agreements and under any other agreements except the new option agreement

         2.5 FRINGE BENEFITS. Wadsworth shall receive the employee fringe benefits that are generally available to all Kitty Hawk employees, and such other fringe benefits as may be determined from time to time by the compensation committee of the board of directors.




AMENDED AND RESTATED EMPLOYMENT AGREEMENT                                Page 1

         2.6     PROPRIETARY INFORMATION.

         A. Wadsworth has had and will have extensive access to and use of, and has played and will play a material role in developing, the confidential business and proprietary information of Kitty Hawk and its customers, and Kitty Hawk's confidential business practices and procedures (collectively, "Kitty Hawk's proprietary information"). Kitty Hawk's proprietary information includes but is not limited to Kitty Hawk's dynamic data base concerning air cargo aircraft in charter service and suppliers of ground handling and delivery services, customer lists and agreements, vendor lists, employee data, competitor data, price and tariffs lists, bids and quotations, aircraft use and maintenance scheduling procedures, phone lists, computer programs, documents, letters, memoranda, financial information, commission arrangements, and other specialized and confidential business arrangements and practices. Kitty Hawk relies upon its proprietary information for competitive advantage in its markets. Unauthorized disclosure, copying, destruction or removal of Kitty Hawk's proprietary information, or its use for the benefit of Kitty Hawk's competitors, could severely and irreparably damage Kitty Hawk.

         B. Wadsworth shall while in Kitty Hawk's employ diligently safeguard Kitty Hawk's proprietary information; and when leaving Kitty Hawk's employment for whatever reason, shall surrender to Kitty Hawk all written or recorded evidence of Kitty Hawk's proprietary information in Wadsworth's possession.

         C. After leaving Kitty Hawk's employment for whatever reason, Wadsworth shall never disclose Kitty Hawk's proprietary information unless Kitty Hawk's chief executive officer expressly authorizes the disclosure in writing.

         2.7 COVENANT NOT TO COMPETE. To further protect Kitty Hawk's proprietary information, Wadsworth agrees that upon termination of Wadsworth's employment with Kitty Hawk for whatever reason, Wadsworth shall not engage in the air cargo charter-management, or charter brokerage business, or in the business of ad hoc or scheduled carriage of air freight under FAA Part 121 or
Part 135 certificate, within the United States for two years following such termination, either directly or indirectly, whether as an employee, agent, consultant, broker, partner, principal or otherwise. Wadsworth further waives and releases any future claim against Kitty Hawk for attempting to enforce Wadsworth's covenant not to compete if Kitty Hawk does so in the good faith belief that the covenant is enforceable and that Wadsworth has breached or contemplates breaching it.

         2.8 TERMINATION. Both Kitty Hawk and Wadsworth shall have the right to terminate this employment agreement with or without cause.

         A. If Wadsworth terminates the agreement without material breach by Kitty Hawk, Wadsworth shall waive all rights to any compensation under this agreement that would otherwise have been payable after the termination, and shall be subject to the limitations under his non-qualified stock option and stock loan agreement set out in Exhibit A.





AMENDED AND RESTATED EMPLOYMENT AGREEMENT                                Page 2

         B. If Kitty Hawk terminates his employment without material breach by Wadsworth, Wadsworth shall be entitled as his exclusive remedies to (i) 100% of the basic annual compensation he would have received to the first anniversary of this termination, and 50% of the basic annual compensation he would have received from the first to the third anniversaries of his termination, payable when it would have been paid in the absence of termination, and (ii) to his rights under the non-qualified stock option and stock loan agreement set out in Exhibit A.

         C. If because of disability Wadsworth becomes unable to perform his duties under his employment, or if Wadsworth dies during his employment under this agreement, his annual compensation shall cease, but he shall retain his rights under the non-qualified stock option and stock loan agreement set out in Exhibit A

3.0      GENERAL PROVISIONS

         3.1 CONSTRUCTION. This agreement is made and performable in Dallas County, Texas. Texas law shall govern its effect and construction. No rule of construction resolving ambiguity against a drafting party shall apply. This agreement binds and benefits the parties and their respective heirs, personal representatives, successors and assigns. All previous oral and written agreements, including without limitation all previous employment agreements, concerning Wadsworth' employment and compensation by Kitty Hawk or any of Kitty Hawk's subsidiaries are no longer effective, because they are merged into and replaced by this agreement. Wadsworth agrees that his obligations under this agreement to protect Kitty Hawk's proprietary information are in addition to Wadsworth's implied obligations under Texas law, and that all of those obligations may be enforced by equitable remedies, such as injunction, as well as by damages resulting from their breach. If any provision of this agreement is invalid or unenforceable, the remaining provisions shall nevertheless be enforceable.

         3.2 AMENDMENTS. To amend this agreement, Kitty Hawk and Wadsworth must sign a written amendment that identifies by paragraph number the provision that it purports to amend. No noncomplying course of dealing or waiver shall be construed to amend this agreement.

         3.3 BINDING AGREEMENT TO ARBITRATE DISPUTES. All disputes under or relating to this agreement must be resolved exclusively by binding arbitration under the Commercial Arbitration Rules of the American Arbitration Association (the "AAA") in effect at the time the arbitration proceeding commences; except that (i) the locale of any arbitration shall be Dallas, Texas, (ii) the arbitrator or arbitrators shall with any final award supply written findings of fact and conclusions of law, and (iii) any party may seek from a court of competent jurisdiction any provisional remedy that may be necessary to protect its rights or assets pending the commencement of the arbitration or its determination of the merits of the controversy. The arbitration award shall be final and binding on all parties, and judgment upon such arbitration award may be entered in any court having jurisdiction. A prevailing party in arbitration or litigation about this agreement shall be entitled to recover its reasonable attorneys' fees and costs.





AMENDED AND RESTATED EMPLOYMENT AGREEMENT                                Page 3

                                        /s/ RICHARD R. WADSWORTH, JR.
                                        ----------------------------------------
                                        RICHARD R. WADSWORTH, JR.


                                        KITTY HAWK , INC.



                                        By: /s/ M. TOM CHRISTOPHER
                                           -------------------------------------
                                           M. Tom Christopher,
                                           Chairman of the Board and
                                           Chief Executive Officer





AMENDED AND RESTATED EMPLOYMENT AGREEMENT                                Page 4